Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT
PCB BANCORP AND PCB BANK
This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of September 23, 2026 (the “Agreement Date”), and is effective as of January 1, 2027 (the “Effective Date”), by and among PCB Bancorp, a California corporation (“Parent”), PCB Bank, a California state-chartered bank (the “Bank,” and together with Parent, the “Company”), and Henry H. Kim, an individual (“Executive”). This Agreement amends, restates, and supersedes in its entirety that certain Employment Agreement dated as of January 1, 2018 (the “Original Agreement”), by and among Executive, the Bank (formerly known as Pacific City Bank), and Parent (formerly known as Pacific City Financial Corporation), as amended (the “Prior Agreement”).
WHEREAS, the Company desires to continue to employ Executive as the Chief Executive Officer of Parent and the Bank, and Executive desires to continue such employment, upon the terms and conditions set forth in this Agreement;
WHEREAS, the Boards of Directors of Parent and the Bank have approved the compensation and other terms contained in this Agreement, subject to applicable law, applicable regulatory requirements, and the terms of the Company’s benefit and equity plans; and
WHEREAS, the parties intend that this Agreement amend and restate the Prior Agreement in its entirety, state the complete terms governing Executive’s continued employment as of the Effective Date, and supersede the Prior Agreement and any other prior employment agreement concerning the same subject matter.
NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties agree as follows:
1. EMPLOYMENT
(a)Continued Employment. Executive has been employed by the Company as Chief Executive Officer pursuant to the Prior Agreement. Beginning on the Effective Date, Executive’s employment shall continue upon the terms and conditions of this Agreement, which supersedes the Prior Agreement in its entirety.
(b)At-Will Termination During the Term. Although this Agreement provides for a stated Term, Executive’s employment may be terminated by either the Company or Executive at any time, with or without Cause, and with or without reason, subject to the notice requirements and the compensation and benefit consequences expressly set forth in this Agreement. Nothing in this Agreement guarantees employment through the scheduled expiration of the Term.
2. POSITION, DUTIES AND BOARD SERVICE
(a)Position and Reporting. Executive shall serve as the Chief Executive Officer of Parent and the Bank and shall report directly to the respective Boards of Directors of Parent and the Bank (collectively, the “Board”). The Board may also assign Executive the title of President or such other titles as are consistent with Executive’s position as Chief Executive Officer.
(b)Authority and Responsibilities. Executive shall have the authority, duties, responsibilities and reporting relationships customarily associated with the chief executive officer of a publicly traded bank holding company and its subsidiary bank, together with such additional lawful duties and responsibilities consistent with Executive’s position as the Board may assign from time to time. Executive shall administer the business and affairs of the Company subject to the direction and oversight of the Board and in accordance with applicable law, regulatory requirements, the Company’s governing documents, and policies adopted by the Board.

(c)Full Business Time and Best Efforts. Executive shall devote substantially all of Executive’s business time, attention and efforts to the Company and shall faithfully, diligently and competently perform Executive’s duties. Executive’s principal place of employment shall be the Company’s principal executive offices in the greater Los Angeles metropolitan area, subject to reasonable business travel and such remote-work arrangements as the Board may approve.
(d)Outside Activities. Executive may manage personal investments and participate in civic, charitable, educational or professional activities that do not materially interfere with Executive’s duties or create an actual or apparent conflict of interest. Executive shall not serve as an officer, employee, consultant or director of any for-profit entity without the Board’s prior written consent, and shall not provide services to a competitor of the Company.
(e)Board Service. If Executive is serving as a director of Parent or the Bank, the Company shall use reasonable efforts to cause Executive to be nominated for reelection during the Term, subject to the Board’s fiduciary duties and applicable law. Executive shall receive no additional compensation for service on the Board or any Board committee while employed as Chief Executive Officer. Unless the Board expressly agrees otherwise in writing, Executive shall be deemed to have resigned from the Boards of Parent and the Bank and all committees thereof, and from all other offices and positions with the Company and its affiliates, effective upon termination of Executive’s employment for any reason.
(f)Performance Review. The independent members of the Board, acting directly or through the Compensation Committee, shall review Executive’s performance no less frequently than annually.
3. TERM
(a)Five-Year Term. The term of this Agreement shall commence on January 1, 2027 and, unless earlier terminated in accordance with this Agreement, shall expire at the close of business on December 31, 2031 (the “Term”).
(b)Expiration and Continued Employment. The Term shall not automatically renew. Any extension or renewal must be set forth in a written agreement approved by the Board and signed by the parties. If Executive remains employed after expiration of the Term without a written extension, such employment shall be at will and shall not be governed by the separation-payment provisions of Section 7, except to the extent the parties otherwise agree in writing. The scheduled expiration of the Term, standing alone, shall not constitute a termination by the Company or a resignation by Executive for purposes of Section 7(b).
4. COMPENSATION
(a)Base Salary. Beginning on the Effective Date, the Company shall pay Executive an annual base salary of Five Hundred Fifty Thousand Dollars ($550,000) (“Base Salary”), payable in accordance with the Company’s regular payroll practices. The independent members of the Board, acting upon the recommendation of the Compensation Committee, shall review and determine Executive’s Base Salary for each calendar year during the Term, ordinarily before or promptly after the beginning of that year. The Board may increase Base Salary in its discretion. Base Salary shall not be reduced below $550,000 except (i) as part of a proportionate reduction affecting similarly situated senior executive officers based on the Company’s financial condition or (ii) as required or requested by an applicable banking or securities regulator. Any adjusted amount shall thereafter constitute Base Salary for all purposes of this Agreement.

(b)Annual Cash Bonus. For each calendar year during the Term, Executive shall be eligible to earn an annual cash incentive bonus ranging from zero percent (0%) to one hundred percent (100%) of Base Salary (the “Annual Bonus”). The performance objectives, weighting, methodology, and actual amount of the Annual Bonus shall be determined by the independent members of the Board, acting upon the recommendation of the Compensation Committee, in their discretion and in accordance with the applicable annual incentive plan. In the event Executive’s employment terminates before the end of a calendar year, Executive’s eligibility to receive a pro rata Annual Bonus shall be determined in good faith by the independent members of the Board upon recommendation of the Compensation Committee and in accordance with the applicable annual incentive plan.
Any pro rata Annual Bonus payable following termination of employment shall be determined by the Board or Compensation Committee as soon as reasonably practicable after the applicable performance results have been finalized and shall be paid at the same time that bonuses for the applicable performance period are generally paid to senior executives, but in all events at a time and in a manner intended to comply with, or qualify for an exemption from, Section 409A of the Internal Revenue Code.
(c)Restricted Stock Grant. Subject to approval by the Compensation Committee, availability of shares under the applicable shareholder-approved equity incentive plan, and execution of the Company’s form of restricted stock award agreement, the Company shall grant Executive twenty-five thousand (25,000) shares of restricted common stock of Parent as soon as reasonably practicable following the Effective Date (the “Restricted Stock Award”). Except as otherwise provided in Section 7(c)(iii) with respect to a Change in Control Separation, the Restricted Stock Award shall vest in five equal installments of five thousand (5,000) shares on December 31 of each of 2027, 2028, 2029, 2030 and 2031, subject to Executive’s continued employment through the applicable vesting date. Except as otherwise provided in Section 7(c)(iii), and unless the applicable equity plan or award agreement expressly provides otherwise, all unvested shares shall be forfeited upon termination of employment.
(d)Equity Plan Controls. The Restricted Stock Award and any other equity award shall be subject to the terms of the applicable equity incentive plan, award agreement, securities laws, listing standards, and the Company’s insider-trading, hedging, pledging, stock-ownership and other applicable policies. If a conflict exists between this Agreement and an applicable equity plan or award agreement, the equity plan and award agreement shall control with respect to the equity award, except to the extent this Agreement expressly states otherwise.
(e)Clawback and Recoupment. All incentive compensation, including the Annual Bonus and the Restricted Stock Award, shall be subject to the Company’s compensation-recovery, clawback and recoupment policies, as amended from time to time, and to any recovery, forfeiture or repayment required by applicable law, regulatory order, supervisory directive, stock-exchange rule or accounting restatement.
5. BENEFITS, PAID TIME OFF AND PERQUISITES
(a)Employee Benefit Plans. During the Term, Executive and Executive’s eligible dependents shall be eligible to participate in the employee benefit plans and programs maintained by the Company for its senior executive officers, subject to the eligibility, contribution, enrollment and other terms of those plans and programs as amended from time to time. The Company may amend, replace or terminate any plan or program to the extent permitted by law.

(b)Paid Time Off. Executive shall be entitled to twenty-five (25) days of paid time off (“PTO”) per calendar year, prorated for any partial year, together with Company holidays. Accrual, use, carryover, maximum accrual and payment of unused PTO shall be governed by the Company’s policies applicable to senior executive officers and applicable law; provided that the annual PTO entitlement shall not be reduced below twenty-five (25) days during the Term without Executive’s written consent.
(c)Automobile Allowance. During the Term, the Company shall pay all expenses (including the lease payments, insurance as well as payments for maintenance and related costs) incurred in a timely manner in connection with Executive’s lease of an automobile in Executive’s discretion subject to the Board’s approval that the automobile is customary in the banking industry for an executive with Executive’s job title, duties, and needs to perform Executive’s duties and conduct bank business. In the alternative to a Company-provided automobile, Executive may choose instead to receive an automobile allowance of Three Thousand Dollars ($3,000) per month from the Company, less applicable withholding. Business travel expenses outside Executive’s ordinary commute may be reimbursed in accordance with Company policy.
(d)Business Expenses. The Company shall reimburse Executive for reasonable and necessary business expenses incurred in performing Executive’s duties, subject to timely submission of appropriate documentation and compliance with the Company’s expense-reimbursement policies.
(e)Indemnification and Insurance. To the fullest extent permitted by applicable law and subject to Section 14, the Company shall indemnify Executive and advance reasonable expenses arising from Executive’s service as an officer or director of the Company or its affiliates, on terms no less favorable than those provided to other senior executive officers and directors under the Company’s governing documents or any separate indemnification agreement. The Company shall maintain directors’ and officers’ liability insurance covering Executive on terms no less favorable than those applicable to other senior executive officers and directors, subject to availability on commercially reasonable terms. This subsection shall survive termination of employment.
(f)Club Memberships. The Company will provide Executive with country club and/or social club memberships in Los Angeles, California at clubs selected by the Company and reasonably acceptable to Executive and will pay or reimburse Executive for any and all membership fees in connection with such membership.
6. TERMINATION OF EMPLOYMENT
(a)Termination by Either Party. The Company may terminate Executive’s employment at any time for Cause, without Cause, or for any other reason or no reason. Executive may resign at any time for any reason or no reason. Except for termination by the Company for Cause, death or Disability, the terminating party shall provide at least thirty (30) days’ advance written notice. The Company may waive all or part of Executive’s notice period and may place Executive on paid administrative leave during any notice period.
(b)Cause. “Cause” means the occurrence of one or more of the following, as determined by the Board in good faith:
(i)Executive’s willful or grossly negligent failure to substantially perform Executive’s lawful duties, or willful or grossly negligent failure to follow a reasonable and lawful direction of the Board that is consistent with Executive’s position, which failure, if reasonably capable of cure, remains uncured for thirty (30) days after written notice describing the failure in reasonable detail;
(ii)conduct by Executive that is demonstrably and materially injurious to the Company, materially harms the Company’s reputation or financial condition, or constitutes a material breach of Executive’s fiduciary duties, unless undertaken in good faith, on an informed basis, with due care and a rational business purpose, and with an honest belief that the conduct was in the Company’s best interests;

(iii)Executive’s indictment for, conviction of, or plea of guilty or nolo contendere to a felony or a crime involving fraud, dishonesty, breach of trust or moral turpitude;
(iv)fraud, embezzlement, misappropriation, material dishonesty, material falsification of Company records, or unauthorized use or disclosure of confidential, proprietary, customer or supervisory information;
(v)Executive’s obstruction of, material failure to cooperate with, or destruction, concealment, alteration or falsification of material requested in connection with an investigation authorized by the Board or conducted by a governmental or self-regulatory authority; provided that Executive shall not be required to waive attorney-client privilege concerning communications with Executive’s personal counsel;
(vi)Executive’s disqualification, bar, removal, prohibition or other legal restriction from serving as an officer or director of the Company, or loss of a license or approval reasonably necessary to perform Executive’s duties, continuing for more than thirty (30) days;
(vii)Executive’s material violation of the Company’s Code of Ethics, workplace-violence policy, anti-discrimination or anti-harassment policy, substance-abuse policy, insider-trading policy, or another material written policy applicable to senior executive officers; or
(viii)Executive’s material breach of this Agreement that, if reasonably capable of cure, remains uncured for thirty (30) days after written notice describing the breach in reasonable detail.
For purposes of this definition, an act or omission shall be “willful” only if undertaken in bad faith or without a reasonable belief that the act or omission was in the Company’s best interests. For the avoidance of doubt, a termination for Cause affects the timing of termination and may affect equity and other plan benefits but does not eliminate the Uniform Separation Benefit expressly provided in Section 7(b).
(c)Disability. The Company may terminate Executive’s employment due to “Disability” if Executive is unable, with or without reasonable accommodation, to perform the essential functions of Executive’s position for a period satisfying the definition of disability under the Company’s applicable long-term disability plan or, if no such plan applies, for ninety (90) consecutive days or one hundred twenty (120) days in any rolling twelve-month period, as reasonably determined based on medical information permitted by law.
(d)Death. Executive’s employment shall terminate automatically upon Executive’s death.
(e)Notice of Termination. A notice of termination shall identify the applicable provision of this Agreement and the effective date of termination and, for a termination for Cause, shall describe the supporting facts in reasonable detail. The Company’s omission of a fact from the notice shall not prevent the Company from relying on that fact in a later dispute if the omission did not materially prejudice Executive’s opportunity to respond.
7. PAYMENTS AND BENEFITS UPON TERMINATION
(a)Accrued Obligations. Upon any termination of employment, the Company shall pay or provide, at the time required by applicable law or the applicable plan: (i) unpaid Base Salary through the termination date; (ii) accrued and unused PTO; (iii) properly documented unreimbursed business expenses; (iv) any Annual Bonus earned for a completed performance year or quarter(s), as applicable, but not yet paid; and (v) vested benefits under applicable plans and award agreements (collectively, the “Accrued Obligations”).
(b)Uniform Separation Benefit. If, before the scheduled expiration of the Term, (i) the Company terminates Executive’s employment for Cause, without Cause, or for any other reason, or (ii) Executive resigns for any reason or no reason, then, subject to Sections 7(d), 14 and 15, the Company shall provide the following benefits (collectively, the “Uniform Separation Benefit”) as follows:

(i)With Cause, Resignation, or For Any Other Reason: a lump-sum cash payment equal to one hundred percent (100%) of Executive’s then-current annual Base Salary, regardless of the remaining term, payable on the first administratively practicable date after the Release Effective Date, but in no event later than sixty (60) days after the termination date, subject to any delay required by Section 15; or
(ii)Without Cause: a lump-sum cash payment equal to one hundred fifty percent (150%) of Executive’s then-current annual Base Salary, regardless of the remaining term, payable on the first administratively practicable date after the Release Effective Date, but in no event later than sixty (60) days after the termination date, subject to any delay required by Section 15; and
(iii)COBRA Benefit described in Section 7(f).
The parties expressly acknowledge that the Uniform Separation Benefit applies without distinction among a Company termination for Cause, a Company termination without Cause, and a voluntary resignation by Executive. The Uniform Separation Benefit is in addition to the Accrued Obligations but is not payable upon the scheduled expiration of the Term under Section 3(b), death, or Disability, unless the Board determines otherwise in writing.
(c)Change in Control Separation Benefit. If a Change in Control occurs and (i) the Company terminates Executive’s employment without Cause, or (ii) Executive resigns for any reason or no reason (a “Change in Control Separation”), then, in lieu of the Uniform Separation Benefit and subject to Sections 7(d), 14, 15 and 16, the Company shall provide:
(i)a lump-sum cash payment equal to two hundred percent (200%) of Executive’s then-current annual Base Salary, payable on the first administratively practicable date after the Release Effective Date, but in no event later than sixty (60) days after the termination date, subject to any delay required by Section 15; and
(ii)the COBRA Benefit described in Section 7(f) for up to twelve (12) months paid by Company.
The Change in Control Separation Benefit replaces, and shall not be paid in addition to, the Uniform Separation Benefit. A Change in Control alone, without a Change in Control Separation, does not trigger payment under this Section. If the Company terminates Executive for Cause or Executive resigns without Good Reason at any time after a Change in Control occurs, Executive shall remain eligible for the Uniform Separation Benefit under Section 7(b)(i), subject to its terms;
(iii)Upon a Change in Control Separation, Executive’s Restricted Stock Award of twenty-five thousand shares (25,000) shall accelerate and become fully vested, notwithstanding the original vesting schedule under which the award would otherwise vest in five equal installments of five thousand (5,000) shares on December 31 of each of 2027, 2028, 2029, 2030 and 2031.
(d)Death or Disability. Upon termination due to death or Disability, Executive or Executive’s estate shall receive only the Accrued Obligations and any benefits payable under applicable insurance, retirement and equity plans, unless the Board approves additional benefits in writing. For death, the Company shall offer any continuation rights available to Executive’s eligible dependents under applicable law and plan terms.
(e)Release Requirement. The Company shall not be obligated to provide the Uniform Separation Benefit or Change in Control Separation Benefit unless Executive timely executes, delivers and does not revoke a general release of claims substantially in the form attached hereto as Exhibit 1 (the “Release”), which may be updated by the Company from time to time but only to reflect changes in applicable law from and after the date of this Agreement. The Release must become effective and irrevocable no later than the thirtieth (30th) day following the termination date (the “Release Effective Date”). If that thirty-day period spans two taxable years, payments subject to Section 409A shall commence in the later taxable year to the extent required by Section 409A.

(f)COBRA Benefit. If Executive and Executive’s eligible dependents timely elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 or applicable state continuation law, the Company shall pay or reimburse the premiums necessary to continue the same medical, dental and vision coverage in effect immediately before termination for up to twelve (12) months, ending earlier if Executive becomes eligible for substantially comparable coverage through another employer or otherwise ceases to be eligible for continuation coverage (the “COBRA Benefit”). If Executive elects to participate in COBRA, then within 60 days of the separation Executive shall receive a lump sum reimbursement of 12 months’ worth of COBRA premium.
(g)No Duplication; No Mitigation. Executive shall not receive duplicative severance under this Agreement and any other severance plan or agreement. Amounts payable under this Section shall not be reduced because Executive obtains other employment, and Executive shall have no duty to mitigate, except that the COBRA Benefit shall end as provided in Section 7(f).
(h)Plan and Equity Treatment. Except for the Accrued Obligations and the benefits expressly provided in this Section, treatment of bonuses, retirement benefits, equity awards and other plan benefits following termination shall be governed exclusively by the applicable plans and award agreements. No provision of this Agreement guarantees acceleration of unvested equity.
8. CHANGE IN CONTROL
(a)Definition. “Change in Control” means the consummation of one or more related transactions resulting in any of the following:
(i)any person or group acquires beneficial ownership of more than fifty percent (50%) of the combined voting power of the then-outstanding voting securities of Parent, other than an acquisition directly from Parent, by Parent, or by an employee benefit plan sponsored by the Company;
(ii)Parent or the Bank consummates a merger, consolidation, statutory share exchange or similar business combination, unless the persons who beneficially owned Parent’s voting securities immediately before the transaction continue immediately afterward to own more than fifty percent (50%) of the combined voting power of the surviving or resulting entity in substantially the same proportions; or
(iii)the sale, lease, exchange or other disposition of all or substantially all of the consolidated assets of Parent and its subsidiaries to an entity that is not controlled by Parent.
(b)Exclusions. A Change in Control shall not include an internal reorganization, reincorporation, formation of a new holding company, or other transaction after which the ultimate beneficial ownership of the Company remains substantially unchanged. A transaction shall not constitute a Change in Control unless it also constitutes a change in control event within the meaning of Section 409A to the extent required for any payment subject to Section 409A.
9. CONFIDENTIALITY, TRADE SECRETS AND PROTECTED ACTIVITY
(a)Confidential Information. Executive shall hold in strict confidence and shall not use or disclose, except as necessary to perform duties for the Company, any nonpublic information concerning the Company or its affiliates, including customer and borrower information, financial information, business plans, credit information, examination and supervisory information, cybersecurity information, trade secrets, employee information, pricing, strategies, operations, systems and other proprietary information (“Confidential Information”). This obligation does not apply to information that becomes public through no breach by Executive or that Executive lawfully receives from a third party without a duty of confidentiality.
(b)Third-Party Information. Executive shall not disclose to the Company or use for the Company any confidential information or trade secrets belonging to a former employer or other third party, except as lawfully authorized.

(c)Protected Disclosures. Nothing in this Agreement prohibits or restricts Executive from reporting possible violations of law or regulation, communicating with or participating in proceedings before any governmental, law-enforcement, regulatory or self-regulatory authority, making disclosures protected by whistleblower laws, or receiving an award from a governmental authority. Executive is not required to notify or obtain authorization from the Company before engaging in protected activity. Executive nevertheless shall take reasonable steps to avoid unnecessary disclosure of information protected by the attorney-client privilege or bank supervisory privilege, except as authorized or required by law.
(d)Trade Secret Immunity Notice. Consistent with 18 U.S.C. § 1833(b), Executive shall not be held criminally or civilly liable under federal or state trade-secret law for disclosing a trade secret in confidence to a government official or attorney solely to report or investigate a suspected violation of law, or in a filing made under seal in a legal proceeding.
(e)Survival. Executive’s obligations under this Section shall survive termination of employment for so long as the information remains protected under applicable law.
10. COMPANY PROPERTY AND POST-EMPLOYMENT COOPERATION
(a)Return of Property. Upon request and no later than termination of employment, Executive shall return all Company property and records in Executive’s possession or control, including documents, electronically stored information, devices, access credentials, cards, keys and copies, and shall not retain or transfer Company information except as required by law or approved in writing by the Company.
(b)Cooperation. Following termination, Executive shall reasonably cooperate with the Company concerning matters in which Executive was involved or has knowledge, including audits, examinations, investigations, litigation, regulatory matters, transition of responsibilities and preparation of required reports and filings. The Company shall reimburse reasonable out-of-pocket expenses and, for substantial services requested after termination, shall compensate Executive at a mutually agreed reasonable rate, except that no additional compensation shall be required for testimony compelled by law or reasonable cooperation during a period in which Executive is receiving separation payments.
(c)Non-Disparagement. Executive shall not knowingly make false statements of fact that materially disparage the Company or its directors, officers or employees. The Company shall instruct its then-current directors and executive officers not to knowingly make false statements of fact that materially disparage Executive. This subsection does not restrict truthful testimony, legally protected communications, statements required by law, or good-faith communications with regulators or governmental authorities.
11. SUCCESSORS AND ASSIGNMENT
(a)Executive. Executive may not assign or delegate this Agreement or Executive’s duties. Executive may designate beneficiaries for any payment for which a beneficiary designation is permitted by the applicable plan or law.
(b)Company and Successors. The Company may assign this Agreement to an affiliate or to a successor to all or substantially all of the business or assets of Parent or the Bank. The Company shall cause any successor that does not assume this Agreement by operation of law to assume it in writing. Subject to the foregoing, this Agreement shall bind and benefit the parties and their permitted successors, assigns, heirs and personal representatives.

12. DISPUTE RESOLUTION
(a)Arbitration. Except for claims that cannot lawfully be required to be arbitrated and requests for temporary or provisional injunctive relief, any dispute arising out of or relating to Executive’s employment, this Agreement, or termination of employment shall be resolved by final and binding arbitration before a single neutral arbitrator in Los Angeles County, California, administered by Judicial Arbitration and Mediation Services, Inc., Los Angeles, California, or its successor (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association, and shall be conducted in accordance with the provisions of California Code of Civil Procedure § 1280 et seq. as the exclusive forum for the resolution of such dispute; provided, however, that in the event that provisional injunctive relief is not available, or is not available in a timely manner, through such arbitration, then provisional injunctive relief may, but need not, be sought by either party to this Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. Either Executive or the Company may initiate the arbitration process by delivering a written request for arbitration to the other party within the time limits that would apply to the filing of a civil complaint in state or federal district court, as applicable to the claim at issue. A late request will be void. Discovery will be conducted in accordance with JAMS Rules and must be adequate. Final resolution of any dispute through arbitration may include any remedy or relief that the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties hereto acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or Executive’s employment. The parties hereto agree that the Company shall be responsible for payment of the forum costs of any arbitration hereunder, including the Arbitrator’s fee, in excess of the filing or initial appearance fees applicable to court actions in the jurisdiction where the arbitration will be conducted. Notwithstanding this provision, the parties hereto may mutually agree to mediate any dispute prior to or following submission to arbitration.
(b)Fair Procedure. The arbitrator shall have authority to award any remedy available in court, shall issue a written reasoned decision, and shall permit discovery adequate to vindicate the parties’ claims and defenses. The Company shall pay arbitration costs that Executive would not be required to pay in court. Each party shall bear its own attorneys’ fees except to the extent a statute, contract or other law authorizes a fee award.
(c)Jury Waiver. TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES KNOWINGLY AND VOLUNTARILY WAIVE ANY RIGHT TO A JURY TRIAL FOR A DISPUTE SUBJECT TO THIS SECTION.
(d)Confidentiality of Proceedings. The parties shall maintain the confidentiality of nonpublic information produced in arbitration, subject to applicable law, regulatory obligations, and the need to enforce or challenge an award. This subsection does not prohibit protected communications with governmental authorities.
13. GOVERNING LAW
This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed in accordance with the laws of the State of California, without regard to conflict-of-law principles.

14. BANKING REGULATORY LIMITATIONS
(a)Regulatory Savings Clause. Notwithstanding any other provision of this Agreement, no payment, benefit, indemnification or advancement shall be made or provided to the extent it would violate, or require approval under, applicable banking law or regulation, including 12 U.S.C. § 1828(k), 12 C.F.R. Part 359, or any order, written agreement, condition, directive or determination of an applicable banking regulator. The Company may delay, reduce or deny a payment or benefit to the minimum extent necessary to comply with such requirements.
(b)Unsafe or Unsound Practice. The Company shall not be required to make a payment or provide a benefit if an applicable regulatory authority objects in writing, determines that the payment or benefit would constitute an unsafe or unsound practice, or requires prior approval that has not been obtained. The parties shall cooperate in good faith to seek any required approval or to restructure the payment or benefit in a lawful manner that preserves the intended economic effect to the greatest extent reasonably practicable.
15. SECTION 409A
(a)Intent. The parties intend that payments and benefits under this Agreement comply with or are exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and this Agreement shall be interpreted accordingly. The Company does not guarantee any particular tax treatment and shall not be liable for taxes, interest or penalties imposed on Executive under Section 409A.
(b)Separation from Service. A payment stated to be made upon termination of employment that is subject to Section 409A shall be made only upon Executive’s “separation from service” within the meaning of Section 409A. References to termination, resignation or separation shall be interpreted accordingly where required.
(c)Specified Employee Delay. If Executive is a “specified employee” within the meaning of Section 409A, as determined in accordance with Section 409A and the Company’s established identification methodology, and a payment subject to Section 409A must be delayed, the payment shall not be made before the first payroll date following the six-month anniversary of Executive’s separation from service, or Executive’s death if earlier. Delayed amounts shall be paid in a lump sum on the first permissible payment date, with remaining installments continuing on their original schedule.
(d)Separate Payments; No Acceleration. Each installment and separately identified payment shall be treated as a separate payment to the maximum extent permitted by Section 409A. No payment may be accelerated or deferred except as permitted by Section 409A. If a payment may be made during a specified period, the Company shall determine the payment date within that period.
(e)Reimbursements. Any taxable reimbursement or in-kind benefit shall be provided in accordance with Section 409A, including that the amount available in one taxable year shall not affect the amount available in another year and reimbursement shall be made no later than the end of the taxable year following the year in which the expense was incurred.
(f)Amendment for Compliance. The Company may, without Executive’s consent, amend this Agreement to the minimum extent the Company reasonably determines is necessary to comply with Section 409A or to preserve the intended tax treatment of any payment or benefit; provided that any such amendment shall, to the greatest extent reasonably practicable, preserve the intended economic effect of the affected provision. Executive shall cooperate with the Company in good faith in connection with any such amendment.
16. SECTION 280G
If any payment or benefit Executive would receive pursuant to this Agreement or otherwise, including the acceleration of any payment or the accelerated vesting of any equity award (individually or in the aggregate, the “Total Payments”), would (i) constitute a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this Section, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be delivered in full or reduced to the largest amount that would result in no portion of the Total Payments being subject to the Excise Tax, whichever amount, after taking into account all applicable federal, state and local income taxes, employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes that could be obtained from a deduction of such state and local taxes), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit. In no event shall the Company be obligated to pay, reimburse, indemnify, gross-up or otherwise make Executive whole for any Excise Tax, interest or penalties under Section 4999 of the Code.
17. MISCELLANEOUS
(a)Entire Agreement. This Agreement amends, restates, and supersedes in its entirety the Prior Agreement. This Agreement and the documents expressly incorporated by reference constitute the entire agreement concerning Executive’s employment and supersede all prior or contemporaneous agreements, representations and understandings concerning that subject. Existing equity award agreements, benefit plans, confidentiality obligations, indemnification rights and Company policies remain effective except to the extent expressly modified by this Agreement.
(b)Amendment and Waiver. This Agreement may be amended only by a writing approved by the Board and signed by Executive and an authorized representative of Parent and the Bank. A waiver must be in writing and shall apply only to the specific matter waived. Delay or failure to enforce a provision is not a waiver.
(c)Severability and Reformation. If a provision is held invalid or unenforceable, it shall be reformed to the minimum extent necessary to make it enforceable, and the remaining provisions shall remain in effect. No provision shall be reformed or enforced in a manner that restricts conduct protected by applicable law.
(d)Withholding. The Company may withhold all taxes and other amounts required by law from payments under this Agreement. Executive is responsible for Executive’s personal tax obligations.
(e)Notices. Notices must be in writing and shall be deemed given when personally delivered, when delivered by nationally recognized overnight courier, or three (3) business days after deposit in certified mail, return receipt requested. Notices to Executive shall be sent to Executive’s address in the Company’s payroll records. Notices to the Company shall be sent to the then-current principal executive offices of PCB Bancorp, Attention: Chair of the Board, with a copy to the General Counsel.
(f)Counterparts and Electronic Signatures. This Agreement may be executed in counterparts, each of which is deemed an original, and signatures delivered electronically shall be effective as originals.
(g)Headings and Construction. Headings are for convenience only. “Including” means “including without limitation.” The singular includes the plural and vice versa as the context requires. This Agreement shall not be construed against either party as drafter.
(h)Independent Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. Executive agrees and acknowledges that Executive has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

(i)Survival. Sections 5(e), 7 through 17, and any other provisions that by their nature are intended to survive, shall survive expiration or termination of this Agreement and Executive’s employment.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Agreement Date.

PCB BANCORP		PCB BANK

By:	/s/ Sang Young Lee	By:	/s/ Sang Young Lee
Name:	Sang Young Lee	Name:	Sang Young Lee
Title:	Chairman of the Board	Title:	Chairman of the Board
Date:	September 23, 2026	Date:	September 23, 2026

EXECUTIVE

By:	/s/ Henry H. Kim
Name:	Henry H. Kim
Date:	September 23, 2026

EXHIBIT 1
FORM OF GENERAL RELEASE OF CLAIMS

This General Release of Claims (this “Release”) is executed by Henry H. Kim (“Executive”) in favor of PCB Bancorp, a California corporation (“Parent”), and PCB Bank, a California state-chartered bank (the “Bank,” and together with Parent, the “Company”), pursuant to that certain Amended and Restated Employment Agreement dated as of September 23, 2026, by and among Executive, Parent and the Bank (the “Employment Agreement”), which amended, restated, and superseded the Employment Agreement dated as of January 1, 2018, as amended. Capitalized terms used but not defined in this Release have the meanings set forth in the Employment Agreement.
1. Consideration; Effective Date.
In consideration of the severance payments and benefits to be provided to Executive pursuant to the Employment Agreement (the “Severance”), which are in addition to amounts and benefits to which Executive otherwise would be entitled and are conditioned upon Executive’s timely execution and non-revocation of this Release, Executive agrees as follows. Subject to Section 6 below, this Release shall become effective and enforceable on the eighth (8th) calendar day after Executive signs it, provided Executive has not timely revoked it (the “Release Effective Date”).
2. General Release of Claims.
To the fullest extent permitted by law, Executive, on behalf of himself and his heirs, estate, personal representatives, beneficiaries, successors and assigns, hereby irrevocably releases and forever discharges the Company and each of its past and present parents, subsidiaries, affiliates, predecessors, successors and assigns, and each of their respective past and present directors, officers, employees, agents, attorneys, insurers, equity holders, employee benefit plans and plan fiduciaries and administrators, and representatives (collectively, the “Releasees”), from any and all claims, demands, causes of action, suits, debts, obligations, agreements, promises, damages, losses, costs, expenses, liabilities and attorneys’ fees of every kind and nature, whether known or unknown, suspected or unsuspected, fixed or contingent, that Executive ever had, now has, or may claim to have against any Releasee based upon any act, omission, event or circumstance occurring on or before the date Executive executes this Release (collectively, the “Released Claims”).
Without limiting the foregoing, the Released Claims include, to the extent waivable by law, claims arising out of or relating to Executive’s employment or service with the Company, any compensation or benefits relating to such employment or service, the Employment Agreement, and the termination of Executive’s employment or service; claims sounding in contract or tort; and claims under any applicable federal, state or local statute, regulation or ordinance, including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. § 1981, the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974 (“ERISA”), the California Fair Employment and Housing Act, the California Family Rights Act, and the California Labor Code, in each case as amended; provided, however, that the Released Claims do not include the rights and claims expressly excluded by Section 3 below.
3. Excluded Rights and Obligations.
Notwithstanding Section 2, this Release does not release, waive, impair or otherwise affect:
(a)any payments, benefits or other express obligations of the Company under the Employment Agreement, including the Severance;
(b)any accrued or vested rights Executive may have under any employee benefit plan of the Company, subject to the terms of the applicable plan and applicable law;
(c)any rights Executive may have under any equity incentive plan, restricted stock award agreement or other equity award agreement;
(d)any rights to indemnification, advancement of expenses, or directors’ and officers’ liability insurance under the Employment Agreement, the Company’s governing documents, applicable law or any separate indemnification agreement;

(e)any Base Salary, accrued and unused paid time off, reimbursable business expenses, Annual Bonus amounts that have become earned under the Employment Agreement, or other wages or compensation that are required to be paid to Executive regardless of whether Executive executes this Release, including amounts that may become payable after termination of Executive’s employment under the terms of the Employment Agreement;
(f)Executive’s rights, if any, as a holder of securities of the Company or as a depositor or customer of the Bank in the ordinary course;
(g)rights to workers’ compensation benefits or unemployment insurance benefits, or any other right or claim that cannot lawfully be waived or released by private agreement;
(h)any right to enforce the Employment Agreement, this Release, or any agreement or obligation expressly preserved by this Section 3; or
(i)any right or claim arising after the date Executive executes this Release, including any right or claim under the ADEA arising after such date.
For the avoidance of doubt, compensation described in Section 3(e) that has become earned under the Employment Agreement is not consideration for this Release and shall be paid in accordance with the Employment Agreement and applicable law irrespective of whether Executive executes or revokes this Release.
4. Government Agency and Whistleblower Rights.
Nothing in this Release prohibits or restricts Executive from filing a charge or complaint with, communicating with, providing information to, or participating or cooperating in any investigation or proceeding conducted by the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, the California Department of Financial Protection and Innovation, or any other federal, state or local governmental agency, law enforcement authority or self-regulatory organization (collectively, “Government Agencies”). Executive does not need the Company’s prior authorization to engage in any such activity and is not required to notify the Company that he has done so. Nothing in this Release limits Executive’s right to receive a whistleblower award, bounty or other monetary award from any Government Agency where such right may not lawfully be waived. Except to the extent prohibited by applicable law and except for any such legally protected Government Agency award, Executive waives any right to recover personal monetary relief from the Company with respect to any Released Claim.
5. California Civil Code Section 1542.
Executive acknowledges that he is familiar with California Civil Code Section 1542 and expressly waives and relinquishes all rights and benefits afforded by that section, and by any law of any other jurisdiction of similar effect, with respect to the Released Claims. As of the date of this form, California Civil Code Section 1542 provides:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
Executive understands that, by waiving Section 1542, he intends to release Released Claims that he does not presently know or suspect to exist, notwithstanding that knowledge of such claims might have materially affected his decision to execute this Release. If California Civil Code Section 1542 is amended after the date of the Employment Agreement and before this Release is presented for execution, the Company may update the quoted statutory language to conform to then-current law without otherwise materially changing Executive’s rights under this Release.

6. ADEA/OWBPA Acknowledgments and Revocation.
With respect specifically to Executive’s waiver and release of claims under the ADEA, Executive acknowledges and agrees that:
(a)this Release is written in a manner intended to be understood by Executive, and Executive knowingly and voluntarily waives only ADEA rights and claims arising on or before the date he executes this Release;
(b)the Severance constitutes consideration in addition to anything of value to which Executive is already entitled;
(c)Executive is hereby advised in writing to consult with an attorney of his choice before executing this Release;
(d)Executive has been given at least twenty-one (21) calendar days to consider this Release before signing it, or such longer period as may be required by applicable law. Executive may voluntarily sign this Release before the end of the applicable consideration period without waiving the seven-day revocation period described below. If this Release is presented in connection with an exit incentive or other group termination program, the Company shall provide any longer consideration period and disclosures required by applicable law;
(e)Executive may revoke this Release by delivering written notice of revocation to the Chair of the Board, with a copy to the Company’s General Counsel at the Company’s principal executive offices, within seven (7) calendar days after Executive signs this Release; and
(f)this Release shall not become effective or enforceable until the seven-day revocation period has expired without timely revocation. If Executive timely revokes this Release, Executive shall not be entitled to the Severance conditioned upon this Release, but such revocation shall not affect Executive’s right to any compensation, benefits or other amounts described in Section 3(e) or otherwise payable irrespective of this Release.
7. Executive Representations.
Executive represents that he has not assigned or transferred to any person or entity any Released Claim. Executive further represents that, as of the date he executes this Release, he has not knowingly withheld from the Board any material information concerning the Company that Executive was required, in his capacity as Chief Executive Officer, officer or director, to disclose to the Board. Nothing in this Section or elsewhere in this Release requires Executive to disclose to the Company any communication with a Government Agency that applicable law permits Executive to keep confidential, or limits any right described in Section 4.
8. Knowing and Voluntary Execution; No Admission; Miscellaneous.
Executive acknowledges that he has carefully read this Release, understands its terms and legal effect, has had the opportunity to consult with counsel of his choice, and is signing it knowingly and voluntarily and without coercion. Executive acknowledges that no promise or representation not contained in the Employment Agreement or this Release has been made to induce him to execute this Release. Neither the execution of this Release nor the payment or provision of any amount or benefit under the Employment Agreement shall constitute or be construed as an admission of liability, wrongdoing or unlawful conduct by the Company or any other Releasee.
This Release is intended to supplement, and not supersede, the Employment Agreement, any applicable equity award agreement, any indemnification agreement, or any other right or obligation expressly preserved by Section 3. The governing law, dispute resolution, notice, successor and other provisions of the Employment Agreement that by their nature apply following termination shall apply to this Release to the extent not inconsistent with its terms. This Release may be executed by electronic signature and in counterparts, each of which shall be deemed an original.

EXECUTIVE:

/s/ Henry H. Kim
Henry H. Kim
Date:	September 23, 2026